EXHIBIT 10.17

September 24, 1998

Mr. John L. Wagner
Beltway Management, Inc.
101 Chestnut Street, #110
Gaithersburg, Maryland  20877

RE:  The Liberty  Housing Partners Limited Partnership Portfolio

Dear John:

This letter serves to formalize our Agreement regarding your role in liquidating the Liberty Portfolio. The intent of the parties hereto is to hire you as a consultant to Liberty Housing Partners Limited Partnership acting as the Agent of Liberty with Barbara Gilman and Wilma Brooks' direct involvement to liquidate the Liberty Portfolio on terms as favorable to Liberty and Liberty's investor partners as possible.

It is understood that in addition to your services, you will also engage Jerry Levine (Attorney from Holland and Knight) and any other third parties that are necessary to facilitate the liquidation. The terms of this agreement are as follows:

Duties:

         1. Negotiate the sale, transfer, or workout of all properties in the Liberty portfolio.

         2.       Negotiate with property purchase money note holders.

         3. Take any actions necessary to liquidate or workout the Liberty portfolio.

         4. Hire an outside accounting firm to perform a current valuation on all properties in the portfolio in as-is condition and to review each property's financial performance for propriety of related party activity. The firm of Grubman and Associates has hereby been approved to provide these services.

         5. All of items 1-3 are subject to approval of TNG Properties, Inc. acting as general partner of Liberty Housing Partners Limited Partnership.

Term: The initial term shall be two (2) years and will automatically renew thereafter on an annual basis unless either party notifies the other of their intent to terminate this agreement with at least ninety (90) days written notice prior to the automatic renewal. In addition, this agreement shall be subject to termination with 60 days written notice by either party.

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Compensation:

         1. All interest and principal related to the Linden Park Associates purchase money notes held by Liberty previously held by Cantero and Pabarcus (Linden Park Notes) shall be placed in a trust under joint control of John L. Wagner and Liberty.
         2. On a monthly basis John L. Wagner, Jerry Levine, and any third party that has performed services shall be compensated from funds on deposit in this trust account for their time and expenses. On a monthly basis John L. Wagner shall only be compensated for his expenses. Prior to payment of any costs, invoices must be submitted for approval by TNG Properties, Inc., approval not to be unreasonably withheld. If invoices are not approved by TNG within 30 days after submission, the invoices shall be deemed as approved.
         3. If the services of John L. Wagner shall be terminated by Liberty all remaining funds in the trust account shall be split 50/50 with Liberty including all principal and interest from the Linden Park Notes whether paid or not, provided that John L. Wagner has performed reasonable efforts and has provided Liberty with plans for at least fifty percent of the portfolio. At the time of execution of this agreement the principal and interest of the Linden Park notes shall be deemed as being in the trust account.
         4. For any properties liquidated, materially disposed, sold, or entered into a workout John L. Wagner shall receive a pro-rata portion of the principal and interest in the trust account. For purposes of this agreement "pro-rata" shall include the number of units in each complex, including Linden Park, divided by the total number of units. Upon completion of the duties outlined herein, any remaining principal interest, and other cash deposits remaining in the trust account shall be paid to John L. Wagner.
         5. Fifty percent (50%) of the fee will be earned and paid upon submission of a project's reasonable plan acceptable to TNG Properties, Inc. The remaining 50% is earned and paid as each closing or workout occurs. If Liberty rejects any project's liquidation plan, disposition, sale, or workout plan which is reasonable and presented in good faith then John L. Wagner shall receive the first 50% of the fee and no further fee will be due. It shall be deemed that John L. Wagner has materially performed or completed the liquidation, disposition, sale, or workout of each project only upon closing of a project or workout on a plan as substantially presented by John L. Wagner.
         6. If it is necessary to litigate with note holders or other third parties, then Liberty shall have the final determination regarding litigation. However, the cost of litigation shall be determined and that cost shall be outside the scope of this agreement.


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         7.       As further compensation and a part of the liquidation plan, it is agreed that the Liberty interest in Linden Park Apartments (i.e. all remaining General and Limited Partnership interests so that John L. Wagner owns 100% of Linden Park Apartments) shall be transferred or sold by Liberty to John L. Wagner or his designee at a future date to be determined as provided herein. John L. Wagner shall have the right to acquire the remaining interest in Linden Park Apartments at any time over the next three and one-half (3 1/2) years. The purchase price with imputed interest shall initially be $400,000 during the first eighteen (18) months of this agreement and that purchase price shall increase at the rate of $100,000 per year thereafter. This initial purchase price is based upon a
                  negotiation  of  current  value,   after  repayment  of  debt,
                  purchase money notes and all other liabilities. The closing date on such a purchase shall be mutually agreed, but not later than three (3) months after the maturity of the Purchase money notes, provided that the Purchase Money Notes have been extended for that three (3) month period by all of the Purchase Money Note holders. We are pleased to be working together in this liquidation plan. Provided you are in Agreement with this letter, please sign as provided below.

Sincerely,


/s/ Michael A. Stoller
Michael A. Stoller
President and CEO

AGREED:

/s/ John L. Wagner
Name: John L. Wagner           Date 9-25-98